UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

    VITAMIN SHOPPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITAMIN SHOPPE, INC.

2101 91ST Street

North Bergen, New Jersey 07047

Supplemental Information Regarding

Proposal One—Election of Directors

Proposal Three—Approval of the Internal Revenue Code Section 162(m)-Compliant Vitamin

Shoppe, Inc. Covered Employee Performance-Based Compensation Plan

May 27, 2015

To our stockholders:

In connection with the 2015 Annual Meeting of Stockholders (“Annual Meeting”) of Vitamin Shoppe, Inc. (“Vitamin Shoppe,” “we” or “our”), please consider the information in this supplement, which updates the information in our definitive proxy statement dated April 16, 2015, and vote FOR the election of Deborah M. Derby to the Vitamin Shoppe Board of Directors and FOR the approval of the Internal Revenue Code Section 162(m)-Compliant Vitamin Shoppe, Inc. Covered Employee Performance-Based Compensation Plan (“162(m) Plan”).

Institutional Shareholder Services (“ISS”), a proxy advisory service, recommended that our stockholders vote against the election of Ms. Derby to our Board of Directors due to ISS’ perception that Ms. Derby is not independent because of the relationship disclosed under “Compensation Committee Interlocks and Insider Participation” on page 20 of our definitive proxy statement, notwithstanding the fact that Ms. Derby is independent under the securities regulations and the NYSE director independence requirements, as disclosed on page 14 of our definitive proxy statement. In addition, ISS recommended that our stockholders vote against approval of the 162(m) Plan due to ISS’ perception that the 162(m) Plan would be administered by a Compensation Committee that is not fully independent, notwithstanding the fact that Ms. Derby is an outside director for purposes of Section 162(m) of the Internal Revenue Code. Although Ms. Derby is an independent, outside director, in response to ISS’ perceptions and subsequent recommendations, Ms. Derby tendered her resignation from our Compensation Committee on May 26, 2015, and such resignation became effective on that date. As a result of Ms. Derby’s independence under the securities regulations and the NYSE director independence requirements, as well as her resignation from our Compensation Committee, the relationship giving rise to ISS’ perception regarding Ms. Derby’s independence and ISS’ perceived lack of a fully independent Compensation Committee no longer exists.

We therefore ask that you vote FOR the election of Ms. Derby to the Vitamin Shoppe Board of Directors and FOR the approval of the 162(m) Plan. Even if you have already voted, you can change your vote at any time before the Annual Meeting. You may vote or change your vote using any of the following methods:

By Internet: We encourage you to vote and submit your proxy over the Internet at www.envisionreports.com/VSI.

By Telephone: You may vote by telephone by calling 1-800-652-8683.

In person at the annual meeting: All stockholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to our Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047;

•	timely delivery of a valid, later-dated proxy;

•	timely submission of a later-dated proxy via the Internet;

•	timely submission of a later-dated proxy via the telephone; or

•	voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

Voting instructions, including instructions to revoke a proxy, are also included in your proxy materials. Your vote is important to us. We appreciate and thank you for your vote.

Sincerely,

Richard L. Markee

Executive Chairman